Exhibit 12.1

CLARCOR Inc.

Statement Re Computation of Ratios
(Dollars in Thousands except Per Share Data)

	Fiscal Years Ended (A)
	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998

Return on Beginning Assets
Net Earnings	$95,654	$90,659	$82,710	$76,393	$63,997	$54,552	$46,601	$41,893	$40,237	$35,412	$32,079
Divided by Beginning Assets	739,135	727,516	675,272	627,797	538,237	546,119	530,617	501,930	472,991	305,766	282,519

Equals Return on Beginning Assets	12.9%	12.5%	12.2%	12.2%	11.9%	10.0%	8.8%	8.3%	8.5%	11.6%	11.4%

Return on Beginning Shareholders’ Equity
Net Earnings	$95,654	$90,659	$82,710	$76,393	$63,997	$54,552	$46,601	$41,893	$40,237	$35,412	$32,079
Divided by Beginning Shareholders’ Equity	555,730	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807	171,162

Equals Return on Beginning Shareholders’ Equity	17.2%	16.9%	17.1%	17.8%	17.3%	17.3%	17.0%	17.3%	19.1%	19.0%	18.7%

Dividend Payout to Net Earnings
Dividends Paid	$16,845	$15,024	$14,203	$13,385	$12,834	$12,406	$11,975	$11,575	$11,207	$10,814	$10,717
Divided by Net Earnings	95,654	90,659	82,710	76,393	63,997	54,552	46,601	41,893	40,237	35,412	32,079

Equals Dividend Payout to Net Earnings	17.6%	16.6%	17.2%	17.5%	20.1%	22.7%	25.7%	27.6%	27.9%	30.5%	33.4%

Debt to Capitalization
Current Debt	$128	$94	$58	$233	$420	$674	$68,456	$5,579	$5,482	$5,440	$470
Long Term Debt	83,822	17,329	15,946	16,009	24,130	16,913	22,648	135,203	141,486	145,981	36,419

Total Debt	$83,950	$17,423	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968	$151,421	$36,889
Ending Shareholders’ Equity	651,759	555,730	537,509	482,833	428,462	370,392	315,461	274,261	242,093	210,718	186,807

Equals Capitalization	$735,709	$573,153	$553,513	$499,075	$453,012	$387,979	$406,565	$415,043	$389,061	$362,139	$223,696

Debt	$83,950	$17,423	$16,004	$16,242	$24,550	$17,587	$91,104	$140,782	$146,968	$151,421	$36,889
Divided by Capitalization	735,709	573,153	553,513	499,075	453,012	387,979	406,565	415,043	389,061	362,139	223,696

Equals Debt to Capitalization	11.4%	3.0%	2.9%	3.3%	5.4%	4.5%	22.4%	33.9%	37.8%	41.8%	16.5%

Working Capital
Current Assets	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670	$168,173
Less Current Liabilities	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475	61,183

Equals Working Capital	$289,068	$257,749	$261,912	$203,463	$177,718	$146,029	$85,491	$149,419	$132,653	$130,195	$106,990

Current Ratio
Current Assets	$432,571	$371,920	$380,340	$324,933	$303,990	$257,402	$259,746	$244,350	$230,479	$227,670	$168,173
Divided by Current Liabilities	143,503	114,171	118,428	121,470	126,272	111,373	174,255	94,931	97,826	97,475	61,183

Equals Current Ratio	3.0	3.3	3.2	2.7	2.4	2.3	1.5	2.6	2.4	2.3	2.7

(A)	Calculation of Certain Items Presented in the “11-Year Financial Review” Filed with Form 10-K for Fiscal Year Ended 11/29/08